UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

ATMEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Additional Atmel Proxy Material

May 8, 2012

Atmel’s 2012 Annual Meeting of Stockholders — May 17, 2012

Proposal 3: Advisory Vote on Executive Compensation (“Say on Pay”)

Dear Atmel Shareholder:

Atmel’s 2012 Annual Meeting will be held on May 17, 2012.  You should have received the company’s Notice of the 2012 Annual Meeting and Proxy Statement, which you can view online at https://materials.proxyvote.com/ATMEL/PRXYMAT/2012.

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we want to request your support on Proposal 3, Advisory Vote on Executive Compensation (“Say on Pay”).

Glass Lewis, one of the two major proxy advisory firms, has recommended a vote “FOR” this proposal, commenting, among other things, that the company maintains a well designed compensation program which is aligned with performance.  Institutional Shareholder Services (ISS) has, however, recommended a vote against our Say on Pay proposal. We strongly disagree with the ISS recommendation and believe that ISS has based its recommendation largely on misunderstandings of the (a) grant value attributable to a multi-year performance-based restricted stock grant that our CEO received in 2011 under our 2011 Long-Term Incentive Plan (“2011 LTIP”), (b) fundamental differences between our short- and long-term incentive plans, and (c) level of discretion that our Compensation Committee may exercise in its oversight of our 2011 LTIP.

The ISS recommendation fails to recognize the design and objectives of the company’s incentive programs and minimizes the superior three and five year returns that the company has delivered to shareholders.  While ISS takes a standardized approach to determining and evaluating CEO compensation, that approach does not provide a fair analysis of the nature and scope of our performance focused compensation arrangements or the underlying mechanics related to the actual implementation of our 2011 LTIP.

It is our understanding that most companies, including all of the companies in the ISS designated peer group, make relatively level annual restricted stock unit and performance-based equity grants.  These grants can be evaluated and judged on a year-by-year basis.

Our 2011 LTIP is not this type of grant, and consequently, an apples-to-oranges comparison of our pay programs with those of companies that make annual grants leads to erroneous conclusions.  Our Compensation Committee, in the exercise of its business judgment and based on its intimate understanding of the semiconductor market and our business model, has historically issued multi-year, performance-based equity grants instead of annual performance-based equity grants.  Our Compensation Committee believes that multi-year performance-based grants serve best to align Atmel’s corporate objectives with shareholder interests.  We do not believe that our Compensation Committee’s business judgment, and the compensation practices it has implemented, should be viewed unfavorably, simply because our program design may differ from ISS designated peers.

Atmel’s Performance

Our compensation practices have driven significant financial and operating performance in the past several years.  Here are some simple indications of how our business has performed, showing the fundamental alignment of market share gains we have achieved with the corresponding financial performance:

Microcontroller Market Share Gains

Based on information provided by The Gartner Group, iSuppli and Dataquest, excluding revenue related to smart cards.

Company Financial Performance

	2006	2008	2010	2011
Net Revenues	$1.67B	$1.57B	$1.64B	$1.80B
GAAP Gross Margin %	33.6%	37.7%	44.3%	50.4%
GAAP Income (Loss) from Operations (% of Revenue)	-3.7%	-0.9%	6.5%	21.2%

Our 2011 LTIP

Our 2011 LTIP has been designed, with the assistance of an independent compensation consultant, Compensia, Inc., to incentivize management to grow the company’s revenue and market share, while maintaining superior profitability, as shown in the tables above.

As more fully described in our Proxy Statement, the 2011 LTIP has three, one-year performance periods (2011, 2012 and 2013) and a cumulative three year performance period (2011-2013).  While the Proxy Statement reflects “Estimated Possible Payouts Under Equity Incentive Plan Awards” under columns entitled “Threshold,” “Target” and “Maximum,” no awards under the 2011 LTIP are payable until 2014.  The description of the 2011 LTIP also makes clear that no more than one-third of “Target” shares identified under the column “Target” can be credited in any of 2011, 2012 or 2013.  Awards under the column entitled “Maximum” are based on performance over the entire three year (2011-2013) period and are not credited to participants until the completion of that entire performance period.

•                  ISS Misunderstands our CEO’s Equity Compensation, which Distorts its Conclusions and its Recommendation

In its analysis, ISS has reported our CEO’s 2011 restricted stock unit compensation as $15,573,000, which then forms the basis for determining the pay ratio for our CEO and the purported misalignment of our plan with performance criteria. The ISS number is based primarily on the grant date value attributable to the “Maximum” share award under our 2011 LTIP, despite the fact that the “Maximum” share award cannot be credited or paid until 2014, even if performance is sufficient to earn a maximum award.  We do not believe that the ISS valuation, focused primarily on the “Maximum” grant date value, fairly characterizes Atmel’s compensation practices:

•                  The 2011 LTIP is a three year performance-based plan, with no payout until 2014;

•                  The “Target” share award is allocable to each one year performance period under the 2011 LTIP, and should be spread equally over the three year 2011 LTIP period to give a fair sense of magnitude; and

•                  The “Maximum” award under the 2011 LTIP is based on performance over the entire three year (2011-2013) performance period, is not determined until the end of that period and, even if earned, is not payable until 2014.

For purposes of comparing our CEO’s compensation to competitors, we believe that ISS, taking into account the nature of our multi-year performance grants, should have calculated restricted stock unit value, for purposes of its own proprietary pay analysis, as follows:

•                  (A) Grant Date Value of 2011 CEO “Target” Share Award (based on 133,334 shares allocated for 2011):  $1,866,667

•                  (B) Grant Date Value of 2011 Time-based RSU Grant (based on 433,800 shares awarded in 2011):  $4,372,704

=      Total Allocable Grant Date Values = (A) + (B) = $6,239,371, not the $15,573,000 reported by ISS.

•                  Atmel’s Short- and Long-Term Incentive Plans Are Fundamentally Different

ISS has asserted that our short-term and long-term plans are “identical” and overlap.  This assertion reflects a significant misunderstanding of our incentive programs.  Our 2011 LTIP is entirely performance-based and does not pay out until 2014, ensuring by design a focus on long-term revenue growth, market share gains, profitable growth and employee retention.  Our short-term incentive plan is designed to allow our named executive officers to realize competitive cash compensation packages if annual performance criteria are achieved.

•                  Short-Term Incentive Plan

•                  The Short-Term Plan is an annual cash bonus plan, designed to compensate executives for superior annual performance at competitive levels;

•                  Revenue targets under the Short-Term Plan are absolute.  Our 2011 LTIP focuses on relative, not absolute, growth; and

•                  Operating Profit Percentage is a “component” of our Short-Term Plan.  ISS fails to understand that our 2011 LTIP uses operating margin as a complete “gate” to receive any awards.

•                  2011 LTIP

•                  Atmel’s Compensation Committee, in the exercise of its business judgment, designed our 2011 LTIP to drive revenue and market share growth against the company’s competitors in a manner that enhances financial performance and operational efficiency. It is that focus which the Committee believes, over the long-term, will fundamentally drive superior stock price performance;

•                  Relative — not absolute — revenue growth is the relevant measurement factor under our 2011 LTIP.  Unless Atmel’s revenue grows faster than over half of its peers — intended to reflect semiconductor market share growth - participants in the 2011 LTIP will not receive any payout.  Participants can only earn more than half of their 2011 LTIP awards if Atmel’s revenue grows faster than over 50% of its peers; and

•                  Operating Margin under our 2011 LTIP is a complete “gate.” Failure to achieve this “gate” imposes an absolute penalty — participants are not entitled to the underlying performance awards regardless of revenue growth.

•                  ISS Misunderstands our Compensation Committee’s Discretion

Nearly all equity plans offer a plan administrator the ability to amend (and, therefore, modify) equity plan terms.  In making its recommendation, ISS expresses concern that our Compensation Committee had substantial discretion to change the performance criteria in our 2011 LTIP.  That is incorrect.

The semiconductor industry typically experiences market dislocations from time to time, including, most recently, a material slowdown toward the end of 2011.  The Compensation Committee took that reality into consideration when crafting the three year 2011 LTIP.  Based on the advice of its independent compensation consultant, and the Committee’s desire to ensure the efficacy of the 2011 LTIP over a three year performance period, the Committee determined to retain the right to adjust the operating margin metric in some limited circumstances because it represents a complete “gate” in the 2011 LTIP, unlike the Short-Term Plan.

Atmel has effectively circumscribed customary equity plan discretion by linking any potential adjustment of the operating margin “gate” in two ways:  1) there must occur a decline in adjusted revenue for the company’s “peer” group; and 2) the adjustment, if any, must be taken in a manner “consistent” with the absolute decline in operating margin for the peer companies as a group, as reviewed by the Committee.  Any discretion retained by the Compensation Committee is, therefore, materially limited by the express terms of the 2011 LTIP and the directors’ basic fiduciary duties.

We believe that ISS has used a faulty methodology in coming to its recommendation.  As we noted, another leading proxy advisory firm, Glass Lewis, has come to the opposite conclusion, recommending that shareholders vote “FOR” Proposal 3, Advisory Vote on Executive Compensation.

We invite you to read our Proxy Statement to fully understand the context and scope of our compensation philosophies, plans and programs.  As discussed in our Proxy Statement, our Board recommends a vote “FOR” Proposal 3, Advisory Vote on Executive Compensation.

We appreciate your time and consideration on these matters and ask for your support of our Board’s recommendation.

If you have any questions, please contact Atmel’s Director of Investor Relations — Peter Schuman at 1-408-518-8426.